Exhibit 10.39

ALBERTSONS COMPANIES, INC.
2020 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

Albertsons Companies, Inc. (the “Company”), pursuant to the Albertsons Companies, Inc. 2020 Omnibus Incentive Plan (the “Plan”), hereby grants to the Participant named below an Award of Restricted Stock Units. Unless otherwise defined herein, the capitalized terms used in this Restricted Stock Unit Award Agreement (the “Agreement”), which includes the Notice of Grant (the “Notice of Grant”) and the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, shall have the meanings ascribed to such terms in the Plan.

NOTICE OF GRANT

Participant: #Participant Name#
Grant Date:      #Grant Date#
Award: #Number of Awards Granted# Restricted Stock Units

Vesting Schedule: The Participant shall become one-hundred percent (100%) vested in the Award on the last day of the Company’s 2023 fiscal year.

The Participant and the Company agree that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this Agreement, including the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, all of which are incorporated into this Agreement.

ALBERTSONS COMPANIES, INC.	PARTICIPANT:
By:
Name: Juliette Pryor Title: Executive Vice President, General Counsel & Secretary	Name

EXHIBIT A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT

1. Grant. The Company hereby grants to the individual named in the Notice of Grant (the “Participant”) an Award of Restricted Stock Units set forth in the Notice of Grant, subject to all of the terms and conditions in this Agreement and the Plan.

2. Vesting. Subject to Section 4 of this Agreement, the Award shall vest in accordance with the vesting schedule set forth in the Notice of Grant.

3. Dividend Equivalent Rights. If the Company declares a cash dividend on the shares of Common Stock, the Participant shall be credited with an additional number of Restricted Stock Units equal to: (i) the product of (A) the number of Restricted Stock Units subject to this Award (including additional Restricted Stock Units previously credited in accordance with this Section 3) that have not been settled as of the dividend payment date, and (B) the amount of the cash dividend paid per share of Common Stock; divided by (ii) the Fair Market Value (which shall be equal to the closing price) of a share of Common Stock on the dividend payment date. Each additional Restricted Stock Unit credited pursuant to this Section 3 shall be subject to the same vesting and settlement and other terms, conditions and restrictions as the underlying Restricted Stock Unit to which such additional Restricted Stock Unit relates.

4. Termination of Service.

(a)Unvested Restricted Stock Units. Except as provided in Section 4(b), upon the Participant’s Termination of Service for any reason, any portion of the Award in which the Participant has not yet become vested shall be immediately forfeited by the Participant and cancelled, without the payment of consideration.

(b)Accelerated Vesting of Restricted Stock Units upon Termination of Service Following a Change in Control. Upon the Participant’s involuntary Termination of Service by the Company for any reason other than for Cause or Disability during the twenty-four (24) month period following a Change in Control, the Participant shall become fully vested in any portion of the Award in which the Participant has not yet become vested, to the extent not previously forfeited or cancelled.

(c)Termination of Service for Cause. Upon the Participant’s Termination of Service by the Company for Cause, the entire Award, including all of the Restricted Stock Units subject to the Award, whether vested or unvested, shall be immediately forfeited by the Participant and cancelled, without the payment of consideration.

5.Award Settlement. As reasonably practicable following the applicable date the Participant becomes vested in the Restricted Stock Units or, if Section 4(b) applies, the date of the Participant’s Termination of Service, but in no event later than the fifteenth (15th) day of the third month following the end of the calendar year in which the Participant becomes vested in the Restricted Stock Units, the Company shall deliver to the Participant one share of Common Stock for each vested Restricted Stock Unit in accordance with this Agreement.

6.Taxes. The Company shall have the power and the right to require the Participant to remit to the Company the amount necessary to satisfy federal, state, provincial and local taxes, domestic or foreign, required by law or regulation to be withheld, and to deduct or withhold from any shares of Common Stock deliverable under the Award to satisfy such withholding obligation.
7.General.

(a)Amendments. No amendment, suspension or termination of this Agreement shall materially and adversely affect the rights of the Participant under this Agreement without the consent of the Participant.

(b)Notices. All notices and other communications provided for or permitted hereunder to any party shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by facsimile, by nationally-recognized overnight courier, or by first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee as follows:
(i)If to the Company, to:

Albertsons Companies, Inc.
250 Parkcenter Blvd.
Boise, ID 83706
Attention: Executive Vice President, Chief Human
Resources Officer
With a copy to: General Counsel

(ii)If to the Participant, to the address listed in the personnel records of the Company.
All such notices, requests, consents and other communications shall be deemed to have been delivered (i) in the case of personal delivery or delivery by confirmed facsimile, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier, on the next business day and (iii) in the case of mailing, on the third business day following such mailing if sent by certified mail, return receipt requested.

(c)Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and permitted assigns. The Participant may not assign any of its rights or obligations under this Agreement without the prior written consent of the Company.

(d)Counterparts. This Agreement may be executed in two or more counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but all of which counterparts, taken together, shall constitute one and the same instrument.

(e)Descriptive Headings, Etc. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires: (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; (iii) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and paragraph references are to the Sections and paragraphs of this Agreement unless otherwise specified; (iv) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (v) “or” is not exclusive; and (vi) provisions apply to successive events and transactions.

(f)Severability. If any provision of this Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

(g)Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws, and to applicable federal laws.

(h)Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, INTERPRETATION OR ENFORCEMENT HEREOF. THE PARTIES HERETO AGREE THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND WOULD NOT ENTER INTO THIS AGREEMENT IF THIS SECTION WERE NOT PART OF THIS AGREEMENT.
(i)Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings relating to such subject matter, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to such subject matter.

(j)Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k)Construction. The Company and the Participant acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the Company and the Participant.

(l)Unfunded Status of Award. Except upon the issuance of shares of Common Stock pursuant to this Agreement, any rights of the Participant under the Plan and this Agreement shall be those of a general unsecured creditor of the Company, and neither the Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company or its subsidiaries by virtue of the Plan or this Agreement.

(m)Plan Governs. This Award is made pursuant to the terms and conditions of the Plan. In the event of a conflict between this Agreement and the Plan, the provisions of the Plan shall govern.

(n)No Continued Service. Nothing in the Plan or this Agreement shall confer upon the Participant any right to continue in the Service of the Company or any of its subsidiaries or interfere in any way with the right of the Company or any of its subsidiaries to terminate the service relationship of the Participant for any reason or no reason at any time.

(o)No Rights as Stockholder. The Participant shall not have any rights as a stockholder with respect to the shares subject to this Award until shares of Common Stock are delivered to the Participant pursuant to Section 5 of this Agreement.